Exhibit 7.1

ACQUISITION OF PURE AIR TECHNOLOGIES, INC.

by

WORLD ENERGY SOLUTIONS, INC.

AGREEMENT AND PLAN OF ACQUISITION

This Agreement and Plan of Acquisition (Agreement) is entered into by and between Pure Air Technologies, Inc., a Florida corporation, (PATI), UTEK CORPORATION, a Delaware corporation, (UTEK), and World Energy Solutions, Inc., a Florida corporation, (WEGY)

WHEREAS, UTEK owns 100% of the issued and outstanding shares of common stock of PATI (PATI Shares); and

WHEREAS, before the Closing Date, PATI will acquire the license for the fields of use as described in the License Agreement and the sponsored research as described in the Sponsored Research Agreement and which are attached hereto as part of Exhibit A and made a part of this Agreement (Agreements) and the rights to develop and market a proprietary technology for the fields of uses specified in the License Agreement (Technology).

WHEREAS, the parties desire to provide for the terms and conditions upon which PATI will be acquired by WEGY in a stock-for-stock exchange (Acquisition) in accordance with the respective corporation laws of their state, upon consummation of which all PATI Shares will be owned by WEGY, and all or a portion of the issued and outstanding PATI Shares will be exchanged for convertible preferred stock of WEGY with terms and conditions as set forth more fully in this Agreement; and

WHEREAS, for federal income tax purposes, it is intended that the Acquisition qualifies within the meaning of Section 368 (a)(1)(B) of the Internal Revenue Code of 1986, as amended (Code).

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are by this Agreement acknowledged, the parties agree as follows:

ARTICLE 1

THE STOCK-FOR-STOCK ACQUISITION

1.01	The Acquisition

(a) Acquisition Agreement. Subject to the terms and conditions of this Agreement, at the Effective Date, as defined below, all PATI Shares shall be acquired from UTEK by WEGY in accordance with the respective corporation laws of their state and the provisions of this Agreement and the separate corporate existence of PATI, as a wholly-owned subsidiary of WEGY, shall continue after the closing.

(b) Effective Date. The Acquisition shall become effective (Effective Date) upon the execution of this Agreement and closing of the transaction.

1.02	Consideration.

(a) On the date of closing (“the Effective Date”) World Energy Solutions shall acquire all 1,000 Shares of common stock of Pure Air Technologies, Inc, which are issued and outstanding at the date of closing, and in exchange, World Energy Solutions shall issue to UTEK 100,000 shares of convertible preferred stock (as described in Exhibit D – Preferred Stock). At any time after Twelve (12) months from the date of closing, UTEK shall have the right to convert all or part of its convertible preferred stock to unrestricted common stock (“Conversion Shares”) of World Energy Solutions to be adjusted to equal the amount of $4,050,000, based on the previous 10 day average closing bid price on the day of conversion. For example, on the date of conversion to common, if the 10 day average closing bid price is $.40, then UTEK shall receive 10,125,000 shares of common stock in World Energy Solutions. The common stock that UTEK receives shall be delivered to UTEK within 30 days of the conversion. WEGY shall place all such shares and said shares shall remain in reserve with the Transfer Agent until UTEK provides the Transfer Agent instructions (Irrevocable Transfer Agent Instructions attached in Exhibit D) that the shares or any part of them shall be taken out of reserve and shall no longer be subject to the terms of these instructions.

(b) During the 12 month period in which UTEK is holding said preferred stock, interest shall be charged at the annual rate of five (5%) percent, compounded quarterly, (at 1.25% per quarter) payable in cash or in common shares of WEGY.

Shareholder	Number of Convertible Preferred WEGY Shares
UTEK Corporation	100,000

1.03	Effect of Acquisition.

(a) Rights in PATI Cease. At and after the Effective Date, the holder of each certificate of common stock of PATI shall cease to have any rights as a shareholder of PATI.

(b) Closure of PATI Shares Records. From and after the Effective Date, the stock transfer books of PATI shall be closed, and there shall be no further registration of stock transfers on the records of PATI.

1.04 Closing. Subject to the terms and conditions of this Agreement, the Closing of the Acquisition shall take place October 9, 2006.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES

2.01 Representations and Warranties of UTEK and PATI. UTEK and PATI represent and warrant to WEGY that the facts set forth below are true and correct:

(a) Organization. PATI and UTEK are corporations duly organized, validly existing and in good standing under the laws of their respective states of incorporation, and they have the requisite power and authority to conduct their business and consummate the transactions contemplated by this Agreement. True, correct and complete copies of the articles of incorporation, bylaws and all corporate minutes of PATI have been provided to WEGY and such documents are presently in effect and have not been amended or modified.

(b) Authorization. The execution of this Agreement and the consummation of the Acquisition and the other transactions contemplated by this Agreement have been duly authorized by the board of directors and shareholders of PATI and the board of directors of UTEK; no other corporate action by the respective parties is necessary in order to execute, deliver, consummate and perform their respective obligations hereunder; and PATI and UTEK have all requisite corporate and other authority to execute and deliver this Agreement and consummate the transactions contemplated by this Agreement.

(c) Capitalization. The authorized capital of PATI consists of 1,000,000 shares of common stock with a par value $.01 per share. At the date of this Agreement, 1,000 PATI Shares are issued and outstanding as follows:

Shareholder	Number of PATI Shares
UTEK Corporation	1000

All issued and outstanding PATI Shares have been duly and validly issued and are fully paid and non-assessable shares and have not been issued in violation of any preemptive or other rights of any other person or any applicable laws. PATI is not authorized to issue any preferred stock. All dividends on PATI Shares which have been declared prior to the date of this Agreement have been paid in full. There are no outstanding options, warrants, commitments, calls or other rights or agreements requiring PATI to issue any PATI Shares or securities convertible into PATI Shares to anyone for any reason whatsoever. None of the PATI Shares is subject to any change, claim, condition, interest, lien, pledge, option, security interest or other encumbrance or restriction, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

(d) Binding Effect. The execution, delivery, performance and consummation of this Agreement, the Acquisition and the transactions contemplated by this Agreement will not violate any obligation to which PATI or UTEK is a party and will not create a default under any such obligation or under any agreement to which PATI or UTEK is a party. This Agreement constitutes a legal, valid and binding obligation of PATI, enforceable in accordance with its terms, except as the enforcement may be limited by bankruptcy, insolvency, moratorium, or similar laws affecting creditor’s rights generally and by the availability of injunctive relief, specific performance or other equitable remedies.

(e) Litigation Relating to this Agreement. There are no suits, actions or proceedings pending or, to the best of PATI and UTEK’s knowledge, information and belief, threatened, which seek to enjoin the Acquisition or the transactions contemplated by this Agreement or which, if adversely decided, would have a materially adverse effect on the business, results of operations, assets or prospects of PATI.

(f) No Conflicting Agreements. Neither the execution and delivery of this Agreement nor the fulfillment of or compliance by PATI or UTEK with the terms or provisions of this Agreement nor all other documents or agreements contemplated by this Agreement and the consummation of the transaction contemplated by this Agreement will result in a breach of the terms, conditions or provisions of, or constitute a default under, or result in a violation of, PATI or UTEK’s articles of incorporation or bylaws, the Technology, the License Agreement, or any agreement, contract, instrument, order, judgment or decree to which PATI or UTEK is a party or by which PATI or UTEK or any of their respective assets is bound, or violate any provision of any applicable law, rule or regulation or any order, decree, writ or injunction of any court or government entity which materially affects their respective assets or businesses.

(g) Consents. No consent from or approval of any court, governmental entity or any other person is necessary in connection with execution and delivery of this Agreement by PATI and UTEK or performance of the obligations of PATI and UTEK hereunder or under any other agreement to which PATI or UTEK is a party; and the consummation of the transactions contemplated by this Agreement will not require the approval of any entity or person in order to prevent the termination of the Technology, the License Agreement, or any other material right, privilege, license or agreement relating to PATI or its assets or business.

(h) Title to Assets. PATI has or has agreed to enter into the agreements as listed on Exhibit A attached hereto. These agreements and the assets shown on the balance sheet of attached Exhibit B are the sole assets of PATI. PATI has or will by Closing Date have good and marketable title to its assets, free and clear of all liens, claims, charges, mortgages, options, security agreements and other encumbrances of every kind or nature whatsoever.

(i) Intellectual Property

(1) The University of Florida Research Foundation (UFRF) owns the Technology and has all right, power, authority and ownership and entitlement to file, prosecute and maintain in effect the Patent application with respect to the Inventions listed in Exhibit A hereto. The Arizona State University will be the institution where the Sponsored Research will take place.

(2) The License Agreement between UFRF and PATI and the Sponsored Research Agreement between Arizona State University and PATI covering the Inventions is legal, valid, binding and will be enforceable in accordance with its terms as contained in Exhibit A.

(3) Except as otherwise set forth in this Agreement, WEGY acknowledges and understands that PATI and UTEK make no representations and provide no assurances that the rights to the Technology and Intellectual Property contained in the License Agreement do not, and will not in the future, infringe or otherwise violate the rights of third parties, and

(4) Except as otherwise expressly set forth in this Agreement, PATI and UTEK make no representations and extend no warranties of any kind, either express or implied, including, but not limited to warranties of merchantability, fitness for a particular purpose, non-infringement and validity of the Intellectual Property.

(j) Liabilities of PATI. PATI has no assets, no liabilities or obligations of any kind, character or description except those listed on the attached schedules and exhibits.

(k) Financial Statements. The unaudited financial statements of PATI, including a balance sheet, attached as Exhibit B and made a part of this Agreement, are, in all respects, complete and correct and present fairly PATI’s financial position and the results of its operations on the dates and for the periods shown in this Agreement; provided, however, that interim financial statements are subject to customary year-end adjustments and accruals that, in the aggregate, will not have a material adverse effect on the overall financial condition or results of its operations. PATI has not engaged in any business not reflected in its financial statements. There have been no material adverse changes in the nature of its business, prospects, the value of assets or the financial condition since the date of its financial statements. There are no, and on the Closing Date there will be no, outstanding obligations or liabilities of PATI except as specifically set forth in the financial statements and the other attached schedules and exhibits. There is no information known to PATI or UTEK that would prevent the financial statements of PATI from being audited in accordance with generally accepted accounting principles.

(l) Taxes. All returns, reports, statements and other similar filings required to be filed by PATI with respect to any federal, state, local or foreign taxes, assessments, interests, penalties, deficiencies, fees and other governmental charges or impositions have been timely filed with the appropriate governmental agencies in all jurisdictions in which such tax returns and other related filings are required to be filed; all such tax returns properly reflect all liabilities of PATI for taxes for the periods, property or events covered by this Agreement; and all taxes, whether or not reflected on those tax returns, and all taxes claimed to be due from PATI by any taxing authority, have been properly paid, except to the extent reflected on PATI’s financial statements, where PATI has contested in good faith by appropriate proceedings and reserves have been established on its financial statements to the full extent if the contest is adversely decided against it. PATI has not received any notice of assessment or proposed assessment in connection with any tax returns, nor is PATI a party to or to the best of its knowledge, expected to become a party to any pending or threatened action or proceeding, assessment or collection of taxes. PATI has not extended or waived the application of any statute of limitations of any jurisdiction regarding the assessment or collection of any taxes. There are no tax liens (other than any lien which arises by operation of law for current taxes not yet due and payable) on any of its assets. There is no basis for any additional assessment of taxes, interest or penalties. PATI has made all deposits required by law to be made with respect to employees’ withholding and other employment taxes, including without limitation the portion of such deposits relating to taxes imposed upon PATI. PATI is not and has never been a party to any tax sharing agreements with any other person or entity.

(m) Absence of Certain Changes or Events. From the date of the full execution of the Term Sheet until the Closing Date, PATI has not, and without the written consent of WEGY, it will not have:

(1) Sold, encumbered, assigned let lapsed or transferred any of its material assets, including without limitation the Intellectual Property, the License Agreement or any other material asset;

(2) Amended or terminated the License Agreement or other material agreement or done any act or omitted to do any act which would cause the breach of the License Agreement or any other material agreement;

(3) Suffered any damage, destruction or loss whether or not in control of PATI;

(4) Made any commitments or agreements for capital expenditures or otherwise;

(5) Entered into any transaction or made any commitment not disclosed to WEGY;

(6) Incurred any material obligation or liability for borrowed money;

(7) Suffered any other event of any character, which is reasonable to expect, would adversely affect the future condition (financial or otherwise) assets or liabilities or business of PATI; or

(8) Taken any action, which could reasonably be foreseen to make any of the representations or warranties made by PATI or UTEK untrue as of the date of this Agreement or as of the Closing Date.

(n) Material Agreements. Exhibit A attached contains a true and complete list of all contemplated and executed agreements between PATI and a third party. A complete and accurate copy of all material agreements, contracts and commitments of the following types, whether written or oral to which it is a party or is bound (Contracts), has been provided to WEGY and such agreements are or will be at the Closing Date, in full force and effect without modifications or amendment and constitute the legally valid and binding obligations of PATI in accordance with their respective terms and will continue to be valid and enforceable following the Acquisition. PATI is not in default of any of the Contracts. In addition:

(1) There are no outstanding unpaid promissory notes, mortgages, indentures, deed of trust, security agreements and other agreements and instruments relating to the borrowing of money by or any extension of credit to PATI; and

(2) There are no outstanding operating agreements, lease agreements or similar agreements by which PATI is bound; and

(3) The complete final drafts of the License Agreement have been provided to WEGY; and

(4) Except as set forth in (3) above, there are no outstanding licenses to or from others of any intellectual property and trade names; and

(5) There are no outstanding agreements or commitments to sell, lease or otherwise dispose of any of PATI’s property; and

(6) There are no breaches of any agreement to which PATI is a party.

(o) Compliance with Laws. PATI is in compliance with all applicable laws, rules, regulations and orders promulgated by any federal, state or local government body or agency relating to its business and operations.

(p) Litigation. There is no suit, action or any arbitration, administrative, legal or other proceeding of any kind or character, or any governmental investigation pending or to the best knowledge of PATI or UTEK, threatened against PATI, the Technology, or License Agreement, affecting its assets or business (financial or otherwise), and neither PATI nor UTEK is in violation of or in default with respect to any judgment, order, decree or other finding of any court or government authority relating to the assets, business or properties of PATI or the transactions contemplated hereby. There are no pending or threatened actions or proceedings before any court, arbitrator or administrative agency, which would, if adversely determined, individually or in the aggregate, materially and adversely affect the assets or business of PATI or the transactions contemplated.

(q) Employees. PATI has no and never had any employees. PATI is not a party to or bound by any employment agreement or any collective bargaining agreement with respect to any employees. PATI is not in violation of any law, regulation relating to employment of employees.

(r) Adverse Effect. Neither PATI nor UTEK has any knowledge of any or threatened existing occurrence, action or development that could cause a material adverse effect on PATI or its business, assets or condition (financial or otherwise) or prospects.

(s) Employee Benefit Plans. PATI states that there are no and have never been any employee benefit plans, and there are no commitments to create any, including without limitation as such term is defined in the Employee Retirement Income Security Act of 1974, as amended, in effect, and there are no outstanding or un-funded liabilities nor will the execution of this Agreement and the actions contemplated in this Agreement result in any obligation or liability to any present or former employee.

(t) Books and Records. The books and records of PATI are complete and accurate in all material respects, fairly present its business and operations, have been maintained in accordance with good business practices, and applicable legal requirements, and accurately reflect in all material respects its business, financial condition and liabilities.

(u) No Broker’s Fees. Neither UTEK nor PATI has incurred any investment banking, advisory or other similar fees or obligations in connection with this Agreement or the transactions contemplated by this Agreement.

(v) Full Disclosure. All representations or warranties of UTEK and PATI are true, correct and complete in all material respects to the best of our knowledge on the date of this Agreement and shall be true, correct and complete in all material respects as of the Closing Date as if they were made on such date. No statement made by them in this Agreement or in the exhibits to this Agreement or any document delivered by them or on their behalf pursuant to this Agreement contains an untrue statement of material fact or omits to state all material facts necessary to make the statements in this Agreement not misleading in any material respect in light of the circumstances in which they were made.

2.02 Representations and Warranties of WEGY. WEGY represents and warrants to UTEK and PATI that the facts set forth are true and correct.

(a) Organization. WEGY is a corporation duly organized, validly existing and in good standing under the laws of Florida, is qualified to do business as a foreign corporation in other jurisdictions in which the conduct of its business or the ownership of its properties require such qualification, and have all requisite power and authority to conduct its business and operate properties.

(b) Authorization. The execution of this Agreement and the consummation of the Acquisition and the other transactions contemplated by this Agreement have been duly authorized by the board of directors of WEGY; no other corporate action on their respective parts is necessary in order to execute, deliver, consummate and perform their obligations hereunder; and they have all requisite corporate and other authority to execute and deliver this Agreement and consummate the transactions contemplated by this Agreement.

(c) Binding Effect. The execution, delivery, performance and consummation of the Acquisition and the transactions contemplated by this Agreement will not violate any obligation to which WEGY is a party and will not create a default hereunder, and this Agreement constitutes a legal, valid and binding obligation of WEGY, enforceable in accordance with its terms, except as the enforcement may be limited by bankruptcy, insolvency, moratorium, or similar laws affecting creditor’s rights generally and by the availability of injunctive relief, specific performance or other equitable remedies.

(d) Litigation Relating to this Agreement. There are no suits, actions or proceedings pending or to its knowledge threatened which seek to enjoin the Acquisition or the transactions contemplated by this Agreement or which, if adversely decided, would have a materially adverse effect on its business, results of operations, assets, prospects or the results of its operations of WEGY.

(e) No Conflicting Agreements. Neither the execution and delivery of this Agreement nor the fulfillment of or compliance by WEGY with the terms or provisions of this Agreement will result in a breach of the terms, conditions or provisions of, or constitute default under, or result in a violation of, their respective corporate charters or bylaws, or any agreement, contract, instrument, order, judgment or decree to which it is a party or by which it or any of its assets are bound, or violate any provision of any applicable law, rule or regulation or any order, decree, writ or injunction of any court or governmental entity which materially affects its assets or business.

(f) Consents. Assuming the correctness of UTEK and PATI’s representations, no consent from or approval of any court, governmental entity or any other person is necessary in connection with its execution and delivery of this Agreement; and the consummation of the transactions contemplated by this Agreement will not require the approval of any entity or person in order to prevent the termination of any material right, privilege, license or agreement relating to WEGY or its assets or business.

(g) Financial Statements. The unaudited financial statements of WEGY attached as Exhibit C present fairly its financial position and the results of its operations on the dates and for the periods shown in this Agreement; provided, however, that interim financial statements are subject to customary year-end adjustments and accruals that, in the aggregate, will not have a material adverse effect on the overall financial condition or results of its operations. WEGY has not engaged in any business not reflected in its financial statements. There have been no material adverse changes in the nature of its business, prospects, the value of assets or the financial condition since the date of its financial statements. There are no outstanding obligations or liabilities of WEGY except as specifically set forth in the WEGY financial statements.

(h) Full Disclosure. All representations or warranties of WEGY are true, correct and complete in all material respects on the date of this Agreement and shall be true, correct and complete in all material respects as of the Closing Date as if they were made on such date. No statement made by them in this Agreement or in the exhibits to this Agreement or any document delivered by them or on their behalf pursuant to this Agreement contains an untrue statement of material fact or omits to state all material facts necessary to make the statements in this Agreement not misleading in any material respect in light of the circumstances in which they were made.

(i) Compliance with Laws. WEGY is in compliance with all applicable laws, rules, regulations and orders promulgated by any federal, state or local government body or agency relating to its business and operations.

(j) Litigation. There is no suit, action or any arbitration, administrative, legal or other proceeding of any kind or character, or any governmental investigation pending or, to the best knowledge of WEGY, threatened against WEGY materially affecting its assets or business (financial or otherwise), and WEGY is not in violation of or in default with respect to any judgment, order, decree or other finding of any court or government authority. There are no pending or threatened actions or proceedings before any court, arbitrator or administrative agency, which would, if adversely determined, individually or in the aggregate, materially and adversely affect its assets or business. WEGY has no knowledge of any existing or threatened occurrence, action or development that could cause a material adverse affect on WEGY or its business, assets or condition (financial or otherwise) or prospects.

(k) Development. WEGY agrees and warrants that it has the expertise necessary to and has had the opportunity to independently evaluate the inventions of the Licensed Technology and develop same for the market. WEGY further agrees that it will provide UTEK with copies of progress reports made to the university as required under the subject license agreement on a quarterly basis.

(l) Investment Company Status WEGY is not an investment company, either registered or unregistered.

2.03 Investment Representations of UTEK. UTEK represents and warrants to WEGY that:

(a) General. It has such knowledge and experience in financial and business matters as to be capable of evaluating the risks and merits of an investment in WEGY Shares pursuant to the Acquisition. It is able to bear the economic risk of the investment in WEGY Shares, including the risk of a total loss of the investment in WEGY Shares. The acquisition of WEGY Shares is for its own account and is for investment and not with a view to the distribution of this Agreement. Except a permitted by law, it has a no present intention of selling, transferring or otherwise disposing in any way of all or any portion of the shares at the present time. All information that it has supplied to WEGY is true and correct. It has conducted all investigations and due diligence concerning WEGY to evaluate the risks inherent in accepting and holding the shares which it deems appropriate, and it has found all such information obtained fully acceptable. It has had an opportunity to ask questions of the officer and directors of WEGY concerning WEGY Shares and the business and financial condition of and prospects for WEGY, and the officers and directors of WEGY have adequately answered all questions asked and made all relevant information available to them. UTEK is an accredited investor, as the term is defined in Regulation D, promulgated under the Securities Act of 1933, as amended, and the rules and regulations thereunder.

ARTICLE 3

TRANSACTIONS PRIOR TO CLOSING

3.01. Corporate Approvals. Prior to Closing Date, each of the parties shall submit this Agreement to its board of directors and when necessary, its respective shareholders and obtain approval of this Agreement. Copies of corporate actions taken shall be provided to each party.

3.02 Access to Information. Each party agrees to permit, upon reasonable notice, the attorneys, accountants, and other representatives of the other parties’ reasonable access during normal business hours to its properties and its books and records to make reasonable investigations with respect to its affairs, and to make its officers and employees available to answer questions and provide additional information as reasonably requested.

3.03 Expenses. Each party agrees to bear its own expenses in connection with the negotiation and consummation of the Acquisition and the transactions contemplated by this Agreement.

3.04 Covenants. Except as permitted in writing, each party agrees that it will:

(a) Use its good faith efforts to obtain all requisite licenses, permits, consents, approvals and authorizations necessary in order to consummate the Acquisition; and

(b) Notify the other parties upon the occurrence of any event which would have a materially adverse effect upon the Acquisition or the transactions contemplated by this Agreement or upon the business, assets or results of operations; and

(c) Not modify its corporate structure, except as necessary or advisable in order to consummate the Acquisition and the transactions contemplated by this Agreement.

ARTICLE 4

CONDITIONS PRECEDENT

The obligation of the parties to consummate the Acquisition and the transactions contemplated by this Agreement are subject to the following conditions that may be waived, to the extent permitted by law:

4.01. Each party must obtain the approval of its board of directors and such approval shall not have been rescinded or restricted.

4.02. Each party shall obtain all requisite licenses, permits, consents, authorizations and approvals required to complete the Acquisition and the transactions contemplated by this Agreement.

4.03. There shall be no claim or litigation instituted or threatened in writing by any person or government authority seeking to restrain or prohibit any of the contemplated transactions contemplated by this Agreement or challenge the right, title and interest of UTEK in the PATI Shares or the right of PATI or UTEK to consummate the Acquisition contemplated hereunder.

4.04. The representations and warranties of the parties shall be true and correct in all material respects at the Effective Date.

4.05. The Technology and Intellectual Property has been prosecuted in good faith with reasonable diligence.

4.06. To the best knowledge of UTEK and PATI, the License Agreement are valid and in full force and effect without any default in this Agreement.

4.07. WEGY shall have received, at or within 5 days of Closing Date, each of the following:

(a) the stock certificates representing the PATI Shares, duly endorsed (or accompanied by duly executed stock powers) by UTEK for cancellation;

(b) all documentation relating to PATI’s business, all in a form and substance satisfactory to WEGY;

(c) such agreements, files and other data and documents pertaining to PATI’s business as WEGY may reasonably request;

(d) copies of the general ledgers and books of account of PATI, and all federal, state and local income, franchise, property and other tax returns filed by PATI since the inception of PATI;

(e) certificates of (i) the Secretary of State of the State of Florida as to the legal existence and good standing, as applicable, (including tax) of PATI in Florida;

(f) the original corporate minute books of PATI, including the articles of incorporation and bylaws of PATI, and all other documents filed in this Agreement;

(g) all consents, assignments or related documents of conveyance to give WEGY the benefit of the transactions contemplated hereunder;

(h) such documents as may be needed to accomplish the Closing under the corporate laws of the states of incorporation of WEGY and PATI, and

(i) such other documents, instruments or certificates as WEGY, or their counsel may reasonably request.

4.08. WEGY shall have completed due diligence investigation of PATI to WEGY’s satisfaction in their sole discretion.

4.09. WEGY shall receive the resignation effective the Closing Date of each director and officer of PATI.

ARTICLE 5

INDEMNIFICATION AND LIABILITY LIMITATION

5.01 Survival of Representations and Warranties.

(a) The representations and warranties made by UTEK and PATI shall survive for a period of 1 year after the Closing Date, and thereafter all such representation and warranties shall be extinguished, except with respect to claims then pending for which specific notice has been given during such 1-year period.

(b) The representations and warranties made by WEGY shall survive for a period of 1 year after the Closing Date, and thereafter all such representations and warranties shall be extinguished, except with respect to claims then pending for which specific notice has been given during such 1-year period.

5.02 Limitations on Liability. WEGY agrees that UTEK shall not be liable under this agreement to WEGY or their respective successor’s, assigns or affiliates except where damages result directly from the gross negligence or willful misconduct of UTEK or its employees. In no event shall UTEK’s liability exceed the total amount of the fees paid to UTEK under this agreement, nor shall UTEK be liable for incidental or consequential damages of any kind. WEGY shall indemnify UTEK, and hold UTEK harmless against any and all claims by third parties for losses, damages or liabilities, including reasonable attorneys fees and expenses (“Losses”), arising in any manner out of or in connection with the rendering of services by UTEK under this Agreement, unless it is finally judicially determined that such Losses resulted from the gross negligence or willful misconduct of UTEK. The terms of this paragraph shall survive the termination of this agreement and shall apply to any controlling person, director, officer, employee or affiliate of UTEK.

5.03 Indemnification. WEGY agrees to indemnify and hold harmless UTEK and its subsidiaries and affiliates and each of its and their officers, directors, principals, shareholders, agents, independent contactors and employees (collectively “Indemnified Persons”) from and against any and all claims, liabilities, damages, obligations, costs and expenses (including reasonable attorneys’ fees and expenses and costs of investigation) arising out of or relating to matters or arising from this Agreement, except to the extent that any such claim, liability, obligation, damage, cost or expense shall have been determined by final non-appealable order of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Indemnified Person or Persons in respect of whom such liability is asserted.

(a) Limitation of Liability. WEGY agrees that no Indemnified Person shall have any liability as a result of the execution and delivery of this Agreement, or other matters relating to or arising from this Agreement, other than liabilities that shall have been determined by final non-appealable order of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Indemnified Person or Persons in respect of whom such liability is asserted. Without limiting the generality of the foregoing, in no event shall any Indemnified Person be liable for consequential, indirect or punitive damages, damages for lost profits or opportunities or other like damages or claims of any kind. In no event shall UTEK’s liability exceed the total amount of the fees paid to UTEK under this Agreement.

ARTICLE 6

REMEDIES

6.01 Specific Performance. Each party’s obligations under this Agreement are unique. If any party should default in its obligations under this agreement, the parties each acknowledge that it would be extremely impracticable to measure the resulting damages. Accordingly, the non-defaulting party, in addition to any other available rights or remedies, may sue in equity for specific performance, and the parties each expressly waive the defense that a remedy in damages will be adequate.

6.02 Costs. If any legal action or any arbitration or other proceeding is brought for the enforcement of this agreement or because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys’ fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled.

ARTICLE 7

ARBITRATION

In the event a dispute arises with respect to the interpretation or effect of this Agreement or concerning the rights or obligations of the parties to this Agreement, the parties agree to negotiate in good faith with reasonable diligence in an effort to resolve the dispute in a mutually acceptable manner. Failing to reach a resolution of this Agreement, either party shall have the right to submit the dispute to be settled by arbitration under the Commercial Rules of Arbitration of the American Arbitration Association. The parties agree that, unless the parties mutually agree to the contrary such arbitration shall be conducted in Tampa, Florida. The cost of arbitration shall be borne by the party against whom the award is rendered or, if in the interest of fairness, as allocated in accordance with the judgment of the arbitrators. All awards in arbitration made in good faith and not infected with fraud or other misconduct shall be final and binding. The arbitrators shall be selected as follows: one by WEGY, one by UTEK and a third by the two selected arbitrators. The third arbitrator shall be the chairman of the panel.

ARTICLE 8

MISCELLANEOUS

8.01. No party may assign this Agreement or any right or obligation of it hereunder without the prior written consent of the other parties to this Agreement. No permitted assignment shall relieve a party of its obligations under this Agreement without the separate written consent of the other parties.

8.02. This Agreement shall be binding upon and inure to the benefit of the parties and their respective permitted successors and assigns.

8.03. Each party agrees that it will comply with all applicable laws, rules and regulations in the execution and performance of its obligations under this Agreement.

8.04. This Agreement shall be governed by and construct in accordance with the laws of the State of Florida without regard to principles of conflicts of law.

8.05. This document constitutes a complete and entire agreement among the parties with reference to the subject matters set forth in this Agreement. No statement or agreement, oral or written, made prior to or at the execution of this Agreement and no prior course of dealing or practice by either party shall vary or modify the terms set forth in this Agreement without the prior consent of the other parties to this Agreement. This Agreement may be amended only by a written document signed by the parties.

8.06. Notices or other communications required to be made in connection with this Agreement shall be sent by U.S. mail, certified, return receipt requested, personally delivered or sent by express delivery service and delivered to the parties at the addresses set forth below or at such other address as may be changed from time to time by giving written notice to the other parties.

8.07. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

8.08. This Agreement may be executed in multiple counterparts, each of which shall constitute one and a single Agreement.

8.09 Any facsimile signature of any part to this Agreement or to any other agreement or document executed in connection of this Agreement should constitute a legal, valid and binding execution by such parties.

(Signatures on the following page)

World Energy Solutions, Inc.		Pure Air Technologies, Inc.

By:	/S/ Benjamin C. Croxton	By:	/S/ Joel Edelson
	Mr. Benjamin C. Croxton		Joel Edelson
	Chief Executive Officer		President

	Address:		Address:
	3900A 31st Street North		2109 East Palm Avenue
	St. Petersburg, Florida 33714		Tampa, Florida 33605

	Date: October 9, 2006		Date: October 9, 2006

UTEK CORPORATION

By:	/S/ Clifford M. Gross
Clifford M. Gross, Ph.D.
Chief Executive Officer

Address:
2109 East Palm Avenue
Tampa, Florida 33605

Date: October 9, 2006

UTEK CORPORATION

By:	/S/ Doug Schaedler
Doug Schaedler
Chief Compliance Officer

Address:
2109 East Palm Avenue
Tampa, Florida 33605

Date: October 11, 2006

EXHIBIT A

Outstanding Agreements

from the University of Florida and Arizona State University

1)	License Agreement – University of Florida

2)	Sponsored Research Agreement – Arizona State University

EXHIBIT B

PURE AIR TECHNOLOGIES, INC.

Financial Statements as of October     , 2006

EXHIBIT C

World Energy Solutions, Inc.

FORM 10-QSB

QUARTERLY REPORT UNDER SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE

ACT OF 1934

For the quarterly period ended June 30, 2006.

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EXHIBIT D

World Energy Solutions, Inc.

IRREVOCABLE TRANSFER AGENT INSTRUCTIONS

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(EXHIBIT A – 1)

Agreement No.

STANDARD EXCLUSIVE LICENSE AGREEMENT

WITH SUBLICENSING TERMS

TABLE OF CONTENTS

Section 1 Definitions
Section 2 Grant
Section 3 Due Diligence
Section 4 Payments
Section 5 Certain Warranties and Disclaimers of UFRF
Section 6 Record Keeping
Section 7 Patent Prosecution
Section 8 Infringement and Invalidity
Section 9 Term and Termination
Section 10 Assignability
Section 11 Dispute Resolution Procedures
Section 12 Product Liability; Conduct of Business
Section 13 Use of Names
Section 14 Miscellaneous
Section 15 Notices
Section 16 Contract Formation and Authority
Section 17 United States Government Interests
Section 18 Confidentiality
Section 19 University Rules and Regulations

Appendix A—Development Plan
Appendix B—Development Report
Appendix C—UFRF Royalty Report
Appendix D—Milestones
Appendix E—Equity Agreement

This Agreement is made effective the 9th day of October, 2006, (the “Effective Date”) by and between the University of Florida Research Foundation, Inc. (hereinafter called “UFRF”), a nonstock, nonprofit Florida corporation, and Pure Air Technologies, Inc. (PATI) (hereinafter called “Licensee”), a corporation organized and existing under the laws of Florida, a wholly owned subsidiary of UTEK Corporation, a corporation organized and existing under the laws of Delaware;

WHEREAS, UFRF owns certain inventions that are described in the “Licensed Patents“ defined below, and UFRF is willing to grant a license to Licensee under any one or all of the Licensed Patents and Licensee desires a license under all of them;

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NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, the parties covenant and agree as follows:

Definitions

1.1	“Licensed Patents” shall refer to and mean all of the following UFRF intellectual property:

the United States patent(s)/patent application(s) entitled “Air Revitalization Methods And Systems” filed in the United States Patent Office on March 31, 2005, and assigned Registration Number/Serial Number 11/097,990, and all United States patents and foreign patents and patent applications based on this U.S. application; PCT Application entitled “Air Revitalization Methods And Systems ,” filed in the United States Patent Office on March 31, 2005, and assigned Registration Number/Serial Number PCT/US05/10880, and all United States patents and foreign patents and patent applications based on this PCT application;

United States and foreign patents issued from the applications listed in 1.1.1 above and from divisionals and continuations of these applications, to the extent the claims are directed to subject matter specifically described in the applications listed in 1.1.1 above and are dominated by the claims of those patent applications and patents issuing thereon or reissues thereof, and any and all foreign patents and patent applications corresponding thereto, all to the extent owned or controlled by the University of Florida.

“Licensed Product” and “Licensed Process” shall mean:

In the case of a Licensed Product, any product or part thereof developed by or on behalf of Licensee that:

is covered in whole or in part by an issued, unexpired claim or a pending claim contained in the Licensed Patents, in any country in which any product is made, used or sold; or

is manufactured by using a process which is covered in whole or in part by an issued, unexpired claim or a pending claim contained in the Licensed Patents, in any country in which any such process is used or in which any such product is used or sold employs or was discovered by Licensee employing Enabling Technology, anywhere in the world.

In the case of a Licensed Process:

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any process which is covered in whole or in part by an issued, unexpired claim or a pending claim contained in the Licensed Patents in any country in which such process is practiced any process which employs or was discovered by Licensee employing Enabling Technology, anywhere in the world.

“Net Sales” shall mean the total dollar amount invoiced on sales of Licensed Product and/or Licensed Processes. Total amount invoiced may include promotional discounts allowed in amounts customary in the trade.

The term “Affiliate” shall mean: (a) any person or entity which controls at least fifty percent (50%) of the equity or voting stock of the Licensee or (b) any person or entity fifty percent (50%) of whose equity or voting stock is owned or controlled by the Licensee or (c) any person or entity of which at least fifty percent (50%) of the equity or voting stock is owned or controlled by the same person or entity owning or controlling at least fifty percent (50%) of Licensee or (d) any entity in which any officer or employee is also an officer or employee of Licensee or any person who is an officer or employee of Licensee.

The term “Sublicensee” shall mean any third party to whom Licensee confers the right to make, use or sell Licensed Product and/or Licensed Processes and/or any of the intellectual property rights embodied in Licensed Patents or Enabling Technology.

“Development Plan“ shall mean a written report summarizing the development activities that are to be undertaken by the Licensee to bring Licensed Products and/or Licensed Processes to the market. The Development Plan is attached as Appendix A.

“Development Report“ shall mean a written account of Licensee’s progress under the Development Plan having at least the information specified on Appendix B to this Agreement, and shall be sent to the address specified on Appendix B .

“Licensed Field” shall be limited to the field of Air Purification.

“Licensed Territory” shall be limited to worldwide.

“Enabling Technology” shall mean all the proprietary technology and information known by Inventors, on or before the Effective Date, reasonably necessary to practice under or otherwise derive the benefits of the Licensed Patents but not disclosed in the Licensed Patents, including but not limited to, information, techniques, biological materials, methods of manufacture, methods of use, and the like, all only to the extent they exist or have been developed on or before the Effective Date.

“Inventors” shall mean Dr. Jean Andino; Dr. Chang Wu; Arthur A. Teixeira, Dr. David Mazyck, Dr. Kevin Powers during the respective terms of their employment by the University of Florida

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Grant

License.

License Under Licensed Patents

UFRF hereby grants to Licensee an exclusive license, limited to the Licensed Field and the Licensed Territory, under the Licensed Patents to make, use and sell Licensed Products and/or Licensed Processes. UFRF reserves to itself and the University of Florida the right to make and use Licensed Products and/or Licensed Processes solely for their internal: research, clinical (including, but not limited to patient care at Shands Teaching Hospital and University of Florida patient care facilities), and educational purposes. In addition, UFRF reserves to itself, as well as to the University of Florida and to all non-profit research institutions, the right to use materials that might be covered under Licensed Patents solely for their internal research, educational, and clinical purposes and to meet all applicable governmental requirements governing the ability to transfer materials.

License Under Enabling Technology

UFRF hereby grants to Licensee a non-exclusive, worldwide license in the Licensed Field under the Enabling Technology to make, use, and sell Licensed Products and/or Licensed Processes.

Sublicense.

Licensee may grant written, Sublicenses to third parties. Any agreement granting a Sublicense shall state that the Sublicense is subject to the termination of this Agreement. Licensee shall have the same responsibility for the activities of any Sublicensee or Affiliate as if the activities were directly those of Licensee.

In respect to Sublicenses granted by Licensee under 2.2.1 above, Licensee shall pay to UFRF an amount equal to what Licensee would have been required to pay to UFRF had Licensee sold the amount of Licensed Products sold by such Sublicensee. In addition, if Licensee receives any fees, minimum royalties, or other payments in consideration for any rights granted under a Sublicense, and such payments are not based directly upon the amount or value of Licensed Products sold by the Sublicensee, then Licensee shall pay UFRF Thirty Five percent (35%) of such payments in the manner specified in Section 0. Licensee shall not receive from Sublicensees anything of value in lieu of cash payments in consideration for any Sublicense under this Agreement without the express prior written permission of UFRF.

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Licensee shall provide UFRF with an unredacted copy of each sublicense agreement and any agreement which transfers intellectual property rights granted hereunder, at least thirty (30) days prior to the execution of the sublicense agreement.

If Licensee is unable or unwilling to serve or develop a potential market or market territory for which there is a company willing to be a Sublicensee, Licensee will, at UFRF’s request, negotiate in good faith a sublicense with any such Sublicensee. In the event that UFRF notifies Licensee in writing of a third party’s interest in a field of use which Licensee is not addressing at the time of receipt of the notice, Licensee shall respond to UFRF in writing within thirty (30) days of receipt of such notice to inform UFRF whether Licensee intends to pursue the Field of Use. If in such response, Licensee elects to forego the Field of Use, UFRF may terminate the Licensees license in said field and negotiate and execute said license directly.

Due Diligence

Development.

Licensee agrees to and warrants that:

it has, or will obtain, the expertise necessary to independently evaluate the inventions of the Licensed Patents;

it will establish and actively and diligently pursue the Development Plan (see Appendix A ) to the end that the inventions of the Licensed Patents will be utilized to provide Licensed Products and/or Licensed Processes for sale in the retail market within the Licensed Field;

it will diligently develop markets for Licensed Products and Licensed Processes;

and, until the date of first commercial sale of Licensed Products or Licensed Processes, it will supply UFRF with a written Development Report annually fifteen (15) days after the end of the calendar year (see Appendix B).

Licensee agrees that the first commercial sale of products to the retail customer shall occur on or before July 1, 2008 or UFRF shall have the right but not the obligation to terminate the Agreement pursuant to Section 9.3 hereto. In addition, Licensee will meet the milestones shown in Appendix D or UFRF shall have the right but not the obligation to terminate the Agreement pursuant to Section 9.3. Licensee will notify UFRF in writing as each milestone is met.

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Upon written request by Licensee to negotiate extensions of any milestones or due dates set forth in Appendix D, such request to be received by UFRF no less than ninety (90) days prior to any of the due dates subject of such request, set forth in this Section 3.1.3, such request fully describing Licensee’s diligent efforts to achieve the milestone required to be met by such due date, UFRF shall consider in good faith such requests. Upon granting such request, UFRF and Licensee shall negotiate such extensions in good faith.

University of Florida policies may require approval of clinical trials involving technology invented at the University. Accordingly, Licensee will notify UFRF prior to commencing any clinical trials at the University of Florida or its affiliated medical facilities.

Payments

License Issue Fee.

Licensee agrees to pay to UFRF a license issue fee of $36,207.91 within thirty (30) days of the Effective Date. If this payment is not received within thirty (30) days of the execution of this agreement, this Agreement shall become null and void.

Royalty.

Royalty on Licensed Patents. In addition to the Section 4.1 license issue fee, Licensee agrees to pay to UFRF as earned royalties a royalty calculated as a percentage of Net Sales of Licensed Products which, if not for this Agreement, would infringe Licensed Patents, in accordance with the terms and conditions of this Agreement. The royalty is deemed earned as of the earlier of the date the Licensed Product and/or Licensed Process is actually sold and paid for, the date an invoice is sent by Licensee or its Sublicensee(s), or the date a Licensed Product and/or Licensed Process is transferred to a third party for any promotional reasons. The royalty shall remain fixed while this Agreement is in effect at a rate of Three percent (3.0%) of net sales of product (equipment) generated by PATI or sublicensees or any other subsequent holders of this license that incorporate the licensed technology and Five percent (5%) of net sales of consumable product generated by PATI or sublicensees or any other subsequent holders of this license that incorporate the licensed technology.

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Royalty on Enabling Technology. In addition to the Section 4.1 license issue fee, Licensee agrees to pay to UFRF as earned royalties a royalty calculated as a percentage of Net Sales of Licensed Products which do not infringe Licensed Patents, in accordance with the terms and conditions of this Agreement. The royalty is deemed earned as of the earlier of the date the Licensed Product and/or Licensed Process is actually sold and paid for, the date an invoice is sent by Licensee or its Sublicensee(s), or the date a Licensed Product and/or Licensed Process is transferred to a third party for any promotional reasons. The royalty shall remain fixed while this Agreement is in effect at a rate of Three percent (3.0%) of net sales of product (equipment) generated using Enabling Technology used for by PATI or sublicensees or any other subsequent holders of this license that incorporate the licensed technology and Five percent (5%) of net sales of consumable product generated using Enabling Technology by PATI or sublicensees or any other subsequent holders of this license that incorporate the licensed technology.

Royalties payable pursuant to Sections 4.3.1 and 4.3.2 shall not be additive for any one Licensed Product. The greater of the applicable rates shall apply.

Other Payments.

Licensee agrees to pay UFRF minimum royalty payments, as follows:

Payment	Year
$ -0-	1st

$ -0-	2nd

$5,000	3rd

$15.000	4th

$30,000	5th and every year thereafter on the same date, for the life of this Agreement.

The minimum royalty shall be paid in advance on a quarterly basis for each year in which this Agreement is in effect. The first minimum royalty payment shall be due on 3rd Anniversary of this Agreement and shall be in the amount of $5,000. The minimum royalty for a given year shall be due in advance and shall be paid in quarterly installments on March 31, June 30, September 30, and December 31 for the following quarter. Any minimum royalty paid in a calendar year will be credited against the earned royalties for that calendar year. It is understood that the minimum royalties will be applied to earned royalties on a calendar year basis, and that sales of Licensed Products and/or Licensed Processes requiring the payment of earned royalties made during a prior or subsequent calendar year shall have no effect on the annual minimum royalty due UFRF for other than the same calendar year in which the royalties were earned.

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Accounting for Payments.

Amounts owing to UFRF under Sections and 4.3 shall be paid on a quarterly basis after the amount of minimum royalties paid is exceeded, with such amounts due and received by UFRF on or before the thirtieth day following the end of the calendar quarter ending on March 31, June 30, September 30 or December 31 in which such amounts were earned. Any amounts which remain unpaid after the date they are due to UFRF shall accrue interest from the due date at the rate of 1.5% per month. However, in no event shall this interest provision be construed as a grant of permission for any payment delays. Licensee shall also be responsible for repayment to UFRF of any attorney, collection agency, or other out-of-pocket UFRF expenses required to collect overdue payments due from this Section, or any other applicable section of this Agreement.

Except as otherwise directed, all amounts owing to UFRF under this Agreement shall be paid in U.S. dollars to UFRF at the following address:

University of Florida Research Foundation, Inc.

223 Grinter Hall

PO Box 115500

Gainesville, Florida 32611-5500

Attention: Business Manager

All royalties owing with respect to Net Sales stated in currencies other than U.S. dollars shall be converted at the rate shown in the Federal Reserve Noon Valuation—Value of Foreign Currencies on the day preceding the payment due date.

A certified full accounting statement showing how any amounts payable to UFRF under Section 4.3 have been calculated shall be submitted to UFRF on the date of each such payment. In addition to being certified, such accounting statements shall contain a written representation signed by an executive officer of Licensee that states that the statements are true, accurate, and fairly represent all amounts payable to UFRF pursuant to this Agreement. Such accounting shall be on a per-country and product line, model or trade name basis and shall be summarized on the form shown in Appendix C of this Agreement.

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Appendix C In the event no payment is owed to UFRF because the amount of minimum royalties paid has not been exceeded or otherwise, an accounting demonstrating that fact shall be supplied to UFRF.

UFRF is exempt from paying income taxes under U.S. law. Therefore, all payments due under this Agreement shall be made without deduction for taxes, assessments, or other charges of any kind which may be imposed on UFRF by any government outside of the United States or any political subdivision of such government with respect to any amounts payable to UFRF pursuant to this Agreement. All such taxes, assessments, or other charges shall be assumed by Licensee.

Certain Warranties and Disclaimers of UFRF

UFRF warrants that, except as otherwise provided under Section 17.1 of this Agreement with respect to U.S. Government interests, it is the owner of the Licensed Patents or otherwise has the right to grant the licenses granted to Licensee in this Agreement. However, nothing in this Agreement shall be construed as:

a warranty or representation by UFRF as to the validity or scope of any right included in the Licensed Patents;

a warranty or representation that anything made, used, sold or otherwise disposed of under the license granted in this Agreement will or will not infringe patents of third parties;

an obligation to bring or prosecute actions or suits against third parties for infringement of Licensed Patents;

an obligation to furnish any know-how not provided in Licensed Patents or any services other than those specified in this Agreement; or

a warranty or representation by UFRF that it will not grant licenses to others to make, use or sell products not covered by the claims of the Licensed Patents which may be similar and/or compete with products made or sold by Licensee.

EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, UFRF MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND VALIDITY OF PATENT RIGHTS CLAIMS, ISSUED OR PENDING. UFRF ASSUMES NO RESPONSIBILITIES WHATSOEVER WITH RESPECT TO USE, SALE, OR OTHER DISPOSITION BY LICENSEE, ITS SUBLICENSEE(S), OR THEIR VENDEES OR OTHER TRANSFEREES OF PRODUCT INCORPORATING OR MADE BY USE OF INVENTIONS LICENSED UNDER THIS AGREEMENT.

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Record Keeping

Licensee and its Sublicensee(s) shall keep books and records sufficient to verify the accuracy and completeness of Licensee’s and its Sublicensee(s)’s accounting referred to above, including without limitation, inventory, purchase and invoice records, manufacturing records, sales analysis, general ledgers, financial statements, and tax returns relating to the Licensed Products and/or Licensed Processes. Such books and records shall be preserved for a period not less than six years after they are created or as required by federal law, both during and after the term of this Agreement.

Licensee and its Sublicensee(s) shall take all steps necessary so that UFRF may, within thirty (30) days of its written request, audit, review and/or copy all of the books and records at a single U.S. location to verify the accuracy of Licensee’s and its Sublicensee(s)’s accounting. Such review may be performed by any authorized employees of UFRF as well as by any attorneys and/or accountants designated by UFRF, upon reasonable notice and during regular business hours. If a deficiency with regard to any payment hereunder is determined, Licensee and its Sublicensee(s) shall pay the deficiency within thirty (30) days of receiving notice thereof along with applicable interest as described in Section 4.5.1. If a royalty payment deficiency for a calendar year exceeds three percent (3%) of the royalties paid for that year, then Licensee and its Sublicensee(s) shall be responsible for paying UFRF’s out-of-pocket expenses incurred with respect to such review.

At any time during the term of this agreement, UFRF may request in writing that Licensee verify the calculation of any past payments owed to UFRF through the means of a self-audit. Within ninety (90) days of the request, Licensee shall complete a self-audit of its books and records to verify the accuracy and completeness of the payments owed. Within thirty (30) days of the completion of the self-audit, Licensee shall submit to UFRF a report detailing the findings of the self-audit and the manner in which it was conducted in order to verify the accuracy and completeness of the payments owed. If Licensee has determined through its self-audit that there is any payment deficiency, Licensee shall pay UFRF the deficiency along with applicable interest under Section 4.5.1 with the submission of the self-audit report to UFRF.

Patent Prosecution

UFRF shall diligently prosecute and maintain the Licensed Patents using counsel of its choice. UFRF shall provide Licensee with copies of all patent applications amendments, and other filings with the United States Patent and Trademark Office and foreign patent offices. UFRF will also provide Licensee with copies of office actions and other communications received by UFRF from the United States Patent and Trademark Office and foreign patent offices relating to Licensed Patents. Licensee agrees to keep such information confidential.

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Licensee shall pay to UFRF the sum of $13,792.09, within 30 days of the Effective Date to reimburse any and all expenses associated with preparation, filing, prosecution, issuance, maintenance, defense, and reporting of the Licensed Patents incurred prior to the Effective Date; plus $11,660.00 for the Commercialization/Prototype fee. If these payments are not received within thirty (30) days of the execution of this agreement, this Agreement shall become null and void.

Licensee shall be responsible for and pay all costs and expenses incurred by UFRF for the preparation, filing, prosecution, issuance, maintenance, defense and reporting of the Licensed Patents subsequent to and separate of those expenses cited in section 7.2 within thirty (30) days of receipt of an invoice from UFRF. It shall be the responsibility of Licensee to keep UFRF fully apprised of the “small entity” status of Licensee and all Sublicensees with respect to the U.S. patent laws and with respect to the patent laws of any other countries, if applicable, and to inform UFRF of any changes in writing of such status, within thirty days of any such change.

Infringement and Invalidity

Licensee shall inform UFRF promptly in writing of any alleged infringement of the Licensed Patents by a third party and of any available evidence thereof.

During the term of this Agreement, UFRF shall have the right, but shall not be obligated, to prosecute at its own expense any such infringements of the Licensed Patents. If UFRF prosecutes any such infringement, Licensee agrees that UFRF may include Licensee as a co-plaintiff in any such suit, without expense to Licensee.

If within six (6) months after having been notified of any alleged infringement, UFRF shall have been unsuccessful in persuading the alleged infringer to desist and shall not have brought and shall not be diligently prosecuting an infringement action, or if UFRF shall notify Licensee at any time prior thereto of its intention not to bring suit against any alleged infringer, then, and in those events only, Licensee shall have the right, but shall not be obligated, to prosecute at its own expense any infringement of the Licensed Patents, and Licensee may, for such purposes, use the name of UFRF as party plaintiff. No settlement, consent judgment or other voluntary final disposition of the suit may be entered into without the consent of UFRF, which consent shall not be unreasonably withheld. Licensee shall indemnify UFRF against any order for costs that may be made against UFRF in such proceedings.

In the event that Licensee shall undertake the enforcement by litigation and/or defense of the Licensed Patents by litigation, any recovery of damages by Licensee for any such suit shall be applied first in satisfaction of any unreimbursed expenses and legal fees of Licensee relating to the suit, and next toward reimbursement of UFRF for any legal fees, and unreimbursed expenses. The balance remaining from any such recovery shall be divided equally between Licensee and UFRF.

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In any infringement suit that either party may institute to enforce the Licensed Patents pursuant to this Agreement, the other party hereto shall, at the request and expense of the party initiating such suit, cooperate in all respects and, to the extent possible, have its employees testify when requested and make available relevant records, papers, information, samples, specimens, and the like.

In the event a declaratory judgment action alleging invalidity or noninfringement of any of the Licensed Patents shall be brought against Licensee, UFRF, at its option, shall have the right, within thirty (30) days after commencement of such action, to intervene and take over the sole defense of the action at its own expense.

In the event Licensee contests the validity of any Licensed Patents, Licensee shall continue to pay royalties and make other payments pursuant to this Agreement with respect to that patent as if such contest were not underway until the patent is adjudicated invalid or unenforceable by a court of last resort.

Term and Termination

The term of this license shall begin on the Effective Date of this Agreement and continue until the earlier of the date that no Licensed Patent remains an enforceable patent or the payment of earned royalties under Section 4.3 once begun, ceases for more than two (2) calendar quarters.

Licensee may terminate this Agreement at any time by giving at least sixty (60) days written notice of such termination to UFRF. Such a notice shall be accompanied by a statement of the reasons for termination.

UFRF may terminate this Agreement by giving Licensee at least thirty (30) days written notice if Licensee:

is delinquent on any report or payment

is not diligently developing and commercializing Licensed Product and Licensed Process misses a milestone described in Appendix D

is in breach of any provision

provides any false report

goes into bankruptcy, liquidation or proposes having a receiver control any assets violates any laws or regulations of applicable government entities; or

shall cease to carry on its business pertaining to Licensed Patents.

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Termination under this Section 9.3 will take effect 30 days after written notice by UFRF unless Licensee remedies the problem in that 30-day period.

UFRF may immediately terminate this Agreement upon the occurrence of the second separate default by Licensee within any consecutive three-year period for failure to pay royalties, patent or any other expenses when due.

Upon the termination of this Agreement for any reason, nothing herein shall be construed to release either party from any obligation that matured prior to the effective date of such termination. Licensee shall remain obligated to provide an accounting for and to pay royalties earned to the date of termination, and any minimum royalties shall be prorated as of the date of termination by the number of days elapsed in the applicable calendar year. Licensee may, however, after the effective date of such termination, sell all Licensed Products, and complete Licensed Products in the process of manufacture at the time of such termination and sell the same, provided that Licensee shall remain obligated to provide an accounting for and to pay running royalties thereon.

Licensee shall be obligated to deliver to UFRF, within ninety days of the date of termination of this agreement, complete and unredacted copies of all documentation prepared for or submitted for all regulatory approvals of Licensed Products or Licensed Processes.

Assignability

This Agreement may not be transferred or assigned by Licensee except with the prior written consent of UFRF, in which case assignee assumes all responsibilities under this license. It is agreed and understood that the Licensee intends to be acquired by a third party within thirty (30) days of the execution of this Agreement. All rights, obligations and responsibilities will remain in force with the Licensee upon the completed acquisition.

Dispute Resolution Procedures

Mandatory Procedures.

In the event either party intends to file a lawsuit against the other with respect to any matter in connection with this Agreement, compliance with the procedures set forth in this Section shall be a condition precedent to the filing of such lawsuit, other than for injunctive relief. Either party may terminate this Agreement as provided in this Agreement without following the procedures set forth in this section.

When a party intends to invoke the procedures set forth in this section, written notice shall be provided to the other party. Within thirty (30) days of the date of such notice, the parties agree that representatives designated by the parties shall meet at mutually agreeable times and engage in good faith negotiations at a mutually convenient location to resolve such dispute.

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If the parties fail to meet within the time period set forth in section 11.1.1 above or if either party subsequently determines that negotiations between the representatives of the parties are at an impasse, the party declaring that the negotiations are at an impasse shall give notice to the other party stating with particularity the issues that remain in dispute.

Not more than 15 days after the giving of such notice of issues, each party shall deliver to the other party a list of the names and addresses of at least three individuals, any one of whom would be acceptable as a neutral advisor in the dispute (the “Neutral Advisor”) to the party delivering the list. Any individual proposed as a Neutral Advisor shall have experience in determining, mediating, evaluating, or trying intellectual property litigation and shall not be affiliated with the party that is proposing such individual.

Within 10 days after delivery of such lists, the parties shall agree on a Neutral Advisor. If they are unable to so agree within that time, within 5 days, they shall each select one individual from the lists. Within 5 days, the individuals so selected shall meet and appoint a third individual from the lists to serve as the Neutral Advisor. Within 30 days after the selection of a Neutral Advisor:

The parties shall each provide a written statement of the issues in dispute to the Neutral Advisor.

The parties shall meet with the Neutral Advisor in Gainesville, Florida on a date and time established by the Neutral Advisor. The meeting must be attended by persons authorized to make final decisions on behalf of each party with respect to the dispute. At the meeting, each party shall make a presentation with respect to its position concerning the dispute. The Neutral Advisor will then discuss the issues separately with each party and attempt to resolve all issues in the dispute. At the meeting, the parties will enter into a written settlement agreement with respect to all issues that are resolved. Such settlement agreement shall be final and binding with respect to such resolved issues and may not be the subject of any lawsuit between the parties, other than a suit for enforcement of the settlement agreement.

The expenses of the neutral advisor shall be shared by the parties equally. All other out-of-pocket costs and expenses for the alternative dispute resolution procedure required under this Section shall be paid by the party incurring the same.

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Positions taken and statements made during this alternative dispute resolution procedure shall be deemed settlement negotiations and shall not be admissible for any purpose in any subsequent proceeding.

Failure to Resolve Dispute.

If any issue is not resolved at the meeting with the Neutral Advisor, either party may file appropriate administrative or judicial proceedings with respect to the issue that remains in dispute. No new issues may be included in the lawsuit without the mandatory procedures set forth in this section having first been followed.

Product Liability; Conduct of Business

Licensee and its Sublicensee(s) shall, at all times during the term of this Agreement and thereafter, indemnify, defend and hold UFRF, the Florida Board of Governors, the University of Florida Board of Trustees, the University of Florida, and each of their directors, officers, employees, and agents, and the Inventors of the Licensed Patents, regardless of whether such Inventors are employed by the University of Florida at the time of the claim, harmless against all claims and expenses, including legal expenses and reasonable attorneys fees, whether arising from a third party claim or resulting from UFRF’s enforcing this indemnification clause against Licensee, arising out of the death of or injury to any person or persons or out of any damage to property and against any other claim, proceeding, demand, expense and liability of any kind whatsoever (other than patent infringement claims) resulting from the production, manufacture, sale, use, lease, consumption, marketing, or advertisement of Licensed Products or Licensed Process(es) or arising from any right or obligation of Licensee hereunder. Notwithstanding the above, UFRF at all times reserves the right to retain counsel of its own to defend UFRF’s, the Florida Board of Governors’, the University of Florida Board of Trustees’, the University of Florida’s, and the Inventor’s interests.

Licensee warrants that it now maintains and will continue to maintain liability insurance coverage appropriate to the risk involved in producing, manufacturing, clinical trials, selling, marketing, using, leasing, consuming, or advertising the products subject to this Agreement and that such insurance coverage lists UFRF, the Florida Board of Governors, the University of Florida Board of Trustees, the University of Florida, and the Inventors of the Licensed Patents as additional insureds. Within ninety (90) days after the execution of this Agreement and thereafter annually between January 1 and January 31 of each year, Licensee will present evidence to UFRF that the coverage is being maintained with UFRF, the University of Florida, and its Inventors listed as additional insureds. In addition, Licensee shall provide UFRF with at least thirty (30) days prior written notice of any change in or cancellation of the insurance coverage.

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Use of Names

Licensee and its Sublicensee(s) shall not use the names of UFRF, or of the University of Florida, nor of any of either institution’s employees, agents, or affiliates, nor the name of any inventor of Licensed Patents, nor any adaptation of such names, in any promotional, advertising or marketing materials or any other similar form of publicity, or to suggest any endorsement by the such entities or individuals, without the prior written approval of UFRF in each case.

Miscellaneous

This Agreement shall be construed in accordance with the internal laws of the State of Florida

The parties hereto are independent contractors and not joint venturers or partners.

Licensee shall ensure that it applies patent markings that meet all requirements of U.S. law, 35 U.S.C. §287, with respect to all Licensed Products subject to this Agreement.

This Agreement constitutes the full understanding between the parties with reference to the subject matter hereof, and no statements or agreements by or between the parties, whether orally or in writing, shall vary or modify the written terms of this Agreement. Neither party shall claim any amendment, modification, or release from any provisions of this Agreement by mutual agreement, acknowledgment, or otherwise, unless such mutual agreement is in writing, signed by the other party, and specifically states that it is an amendment to this Agreement.

Licensee shall not encumber or otherwise grant a security interest in any of the rights granted hereunder to any third party.

Licensee acknowledges that it is subject to and agrees to abide by the United States laws and regulations (including the Export Administration Act of 1979 and Arms Export Contract Act) controlling the export of technical data, computer software, laboratory prototypes, biological material, and other commodities. The transfer of such items may require a license from the cognizant agency of the U.S. Government or written assurances by Licensee that it shall not export such items to certain foreign countries without prior approval of such agency. UFRF neither represents that a license is or is not required or that, if required, it shall be issued.

Licensee is responsible for any and all wire/bank fees associated with all payments due to UFRF pursuant to this agreement.

Survival.

The provisions of this Section shall survive termination of this Agreement. Upon termination of the Agreement for any reason, the following sections of the License Agreement will remain in force as non-cancelable obligations:

•	Section 6 Record Keeping

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•	Section 9 Requirement to pay royalties on sale of Licensed Products made, and in process, at time of License Agreement termination

•	Section 12 Product Liability; Conduct of Business

•	Section 13 Use of Names

•	Section 18 Confidentiality

Notices

Any notice required to be given pursuant to the provisions of this Agreement shall be in writing and shall be deemed to have been given

•	when delivered personally, or

•	if sent by facsimile transmission, when receipt thereof is acknowledged at the facsimile number of the recipient as set forth below, or

•	the second day following the day on which the notice has been delivered prepaid to a national air courier service, or

•	five (5) business days following deposit in the U.S. mail if sent certified mail, (return receipt acknowledgement is not required to certify delivery).

If to the University of Florida Research Foundation, Inc.:

President

University of Florida Research Foundation, Inc.

223 Grinter Hall

University of Florida

Post Office Box 115500

Gainesville, FL 32611-5500

Facsimile Number: 352-846-0491

with a copy to:

Office of Technology Licensing

Attn: Director

308 Walker Hall

University of Florida

Post Office Box 115500

Gainesville, Florida 32611-5500

Facsimile Number: 352-392-6600

If to Licensee:

Pure Air Technologies, Inc.

Attn: President

2109 E. Palm Avenue

Tampa, Fl 33605

Facsimile Number: 813-754-2383

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Contract Formation and Authority

No agreement between the parties shall exist unless the duly authorized representative of Licensee and the Director of the Office of Technology Transfer of UFRF have signed this document within thirty (30) days of the Effective Date written on the first page of this Agreement.

UFRF and Licensee hereby warrant and represent that the persons signing this Agreement have authority to execute this Agreement on behalf of the party for whom they have signed.

Force Majuere.

No default, delay, or failure to perform on the part of Licensee or UFRF shall be considered a default, delay or failure to perform otherwise chargeable hereunder, if such default, delay or failure to perform is due to causes beyond either party’s reasonable control including, but not limited to: strikes, lockouts, or inactions of governmental authorities, epidemics, war, embargoes, fire, earthquake, hurricane, flood, acts of God, or default of common carrier. In the event of such default, delay or failure to perform, any date or times by which either party is otherwise scheduled to perform shall be extended automatically for a period of time equal in duration to the time lost by reason of the excused default, delay or failure to perform.

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United States Government Interests

It is understood that the United States Government (through any of its agencies or otherwise) has funded research, NASA Grant No. NCC 9-110, during the course of or under which any of the inventions of the Licensed Patents were conceived or made. The United States Government is entitled, as a right, under the provisions of 35 U.S.C. §202-212 and applicable regulations of Title 37 of the Code of Federal Regulations, to a non-exclusive, nontransferable, irrevocable, paid-up license to practice or have practiced the inventions of such Licensed Patents for governmental purposes. Any license granted to Licensee in this Agreement shall be subject to such right.

Licensee agrees that for Licensed Products covered by the Licensed Patents that are subject to the non-exclusive royalty-free license to the United States Government, said Licensed Products will be manufactured substantially in the United States. Licensee further agrees that it shall abide by all the requirements and limitations of U.S. Code, Title 35, Chapter 18, and implementing regulations thereof, for all patent applications and patents invented in whole or in part with federal money.

Confidentiality

Each Party shall maintain all information of the other Party which is treated by such other Party as proprietary or confidential (referred to herein as “Confidential Information”) in confidence, and shall not disclose, divulge or otherwise communicate such confidential information to others, or use it for any purpose, except pursuant to, and in order to carry out, the terms and objectives of this Agreement, and each party hereby agrees to exercise every reasonable precaution to prevent and restrain the unauthorized disclosure of such confidential information by any of its Affiliates, directors, officers, employees, consultants, subcontractors, Sublicensees or agents. The parties agree to keep the terms of this Agreement confidential, provided that each party may disclose this Agreement to their authorized agents and investors who are bound by similar confidentiality provisions. Notwithstanding the foregoing, Confidential Information of a party shall not include information which: (a) was lawfully known by the receiving party prior to disclosure of such information by the disclosing party to the receiving party; (b) was or becomes generally available in the public domain, without the fault of the receiving party; (c) is subsequently disclosed to the receiving party by a third party having a lawful right to make such disclosure; (d) is required by law, rule, regulation or legal process to be disclosed, provided that the receiving party making such disclosure shall take all reasonable steps to restrict and maintain to the extent possible confidentiality of such disclosure and shall provide reasonable notice to the other party to allow such party the opportunity to oppose the required disclosure; or (e) has been independently developed by employees or others on behalf of the receiving party without access to or use of disclosing party’s information as demonstrated by written record. Each party’s obligations under this Section 18 shall extend for a period of five (5) years from termination or expiration of this Agreement.

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University Rules and Regulations

Licensee understands and agrees that University of Florida personnel who are engaged by Licensee, whether as consultants, employees or otherwise, or who possess a material financial interest in Licensee, are subject to the University of Florida’s rule regarding outside activities and financial interests set forth in Florida Administrative Code Rule 6C1-1.011, the University of Florida’s Intellectual Property Policy, and a monitoring plan which addresses conflicts of interests associated therewith. Any term or condition of an agreement between Licensee and such University of Florida personnel which seeks to vary or override such personnel’s obligations to the University of Florida may not be enforced against such personnel, the University of Florida or UFRF, without the express written consent of an individual authorized to vary or waive such obligations on behalf of the University of Florida and UFRF. Furthermore, should an interest of Licensee conflict with the interest of the University of Florida, University of Florida personnel are obligated to resolve such conflicts according to the guidelines and policies set forth by the University of Florida.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the dates indicated below.

UNIVERSITY OF FLORIDA RESEARCH FOUNDATION, INC.

/S/ David L. Day	Date: October 11, 2006
David L. Day
Director, Office of Technology Licensing

LICENSEE

By:	Joel H. Edelson	Date: October 9, 2006
Joel H. Edelson, President:

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Appendix A—Development Plan

A new technology to simultaneously treat organic compounds and biological organisms has been developed at the University of Florida. An invention disclosure and subsequent patent application have been filed. The invention, designated with UF Office of Technology and Licensing number 11355 and titled “Chemically Assisted Photochemical Oxidation System” represents a new approach to the treatment of multiple types of airborne pollutants, and has the potential to make an impact in reducing indoor air pollutant levels in a variety of settings.

The CAPOS system consists of a coupled ozone treatment and photocatalytic components to oxidize trace chemical species to CO2 and water vapor and to destroy microbes. A schematic appears in Figure 1. Ozone is an effective oxidant for the reduction and inhibition of microbial growth, and the photocatalyst, titanium dioxide, has the capability of oxidizing organic pollutants as well as converting ozone to harmless molecular oxygen. Titanium dioxide, when exposed to ultraviolet light generates hydroxyl radicals. These hydroxyl radicals can react with hydrocarbons to eventually lead to the formation of carbon dioxide and water. In addition, ozone can react with hydroxyl radicals to eventually form water vapor and molecular oxygen. The pertinent mechanism is:

Thus, the CAPOS system has the capability of utilizing the disinfecting ability of ozone to destroy microbes, while ensuring safety by minimizing exposure to ozone and oxidizing hydrocarbons in the air stream to benign products.

Figure	1: Schematic of the tandem system for disinfection and oxidation of microbial organisms and chemical compounds.

A phased plan is proposed to effectively develop the CAPOS system to the point where it is marketable. The phases consist of the following:

I. Sponsored Research Plan

II. Pilot Plant Manufacturing

III. Limited Manufacturing

IV. Full Manufacturing

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Each of these phases is described below, with the most emphasis currently placed on Phase I, the Sponsored Research Plan. The overall plan is assembled to provide not only for continued technology development at the University, but for smooth transition of the designed prototype to the level of manufacturing and commercialization by a corporate entity.

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Phase I – Sponsored Research Agreement

The milestones for Phase I are provided in Table 1. These milestones are all aimed at laboratory scale testing and refinement of the CAPOS system by the CAPOS university team. Note that a total time period of 24 months is anticipated for Phase 1, with Milestone 1.4 occurring simultaneously with Milestone 1.3. Each milestone is described in subsequent sections.

Table 1: Summary of Phase 1 Milestones

Milestone Number	Description	Duration (Months)
1.1	Obtain Specifications from World Energy Solutions	0.5

1.2	Development and Optimization of Laboratory Scale Second Generation Prototype	11.5

Milestone 1.1- Obtain Specifications from World Energy Solutions (0.5 mo duration):

To properly develop the CAPOS system for applications, the CAPOS university team will meet with the UTEK/WES team to identify design parameters.

Deliverable for Milestone 1.1

(a) Potential manufacturers for individual parts of the CAPOS system.

Milestone 1.2- Development and Optimization of Laboratory Scale Second Generation Prototype (15.5 mo duration):

The first generation CAPOS prototype has already been developed. Based on this system, a second generation CAPOS will be developed by the CAPOS university team. This system will be optimized for efficiency. Research will be conducted initially utilizing a non-halogenated organic species to obtain correlations between removal efficiency and various environmental parameters (e.g. flow rate, concentration, light intensity, light configuration, etc) to enhance scale-up. Additional research will be conducted with a halogenated species, employing techniques to efficiently remove the acidic by-products that may be expected from the oxidation of the halogenated organic species. (Note that this milestone may be accomplished at a faster pace given more personnel and additional supplies. The current budget in the Sponsored Research Agreement reflects the proposed 15.5 month duration. )

Deliverables for Milestone 1.2:

(a) Laboratory scale prototype design.

(b) Correlations between environmental parameters and removal efficiencies.

Phase II – Assembly Line Setup and Testing

Table 2 summarizes the major milestones for preparing to set up a large scale manufacturing assembly line system. The activities proposed for Phase II are aimed at transitioning the pilot scale system developed by the CAPOS university team to a corporate structure. Thus, it is envisioned that the milestones in Phase II will be jointly conducted by the CAPOS university team and the UTEK/WES team, with the later milestones being led by the UTEK/WES team.

Table 2: Summary of Phase 2 Milestones

Milestone Number	Description
2.1	Finalize CAPOS System Variables

2.2	Design of Assembly Line

2.3	Installation of Assembly Line

2.4	Initial Testing of Pilot Assembly Line

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Milestone 2.1- Finalize CAPOS System Variables (CAPOS University Team and UTEK/WES)

The design parameters for future sales of the CAPOS system will be finalized so that the assembly line can be set up.

Milestone 2.2- Design of Assembly Line (UTEK/WES, with technical assistance from the CAPOS University Team)

Utilizing the finalized CAPOS system parameters, a manufacturing assembly line will be designed.

Milestone 2.3- Installation of the Assembly Line (UTEK/WES, with technical assistance from the CAPOS University Team)

Necessary equipment will be purchased and personnel will be hired to install the CAPOS system assembly line. Pilot scale systems will be assembled.

Milestone 2.4- Initial Testing of Pilot Assembly Line (UTEK/WES, with technical assistance from the CAPOS University Team)

Pilot scale systems that have been assembled will be examined for quality control and tested for performance.

Phase III – Limited Manufacturing

Limited manufacturing of the CAPOS system will be led by UTEK/WES, with technical assistance from the CAPOS university team. The major milestones are listed below.

•	Modify the assembly line for industrial scale systems.

•	Fabricate a limited number of industrial scale CAPOS systems.

•	Send packaged system to potential customers for evaluation

•	Revise design/assembly based on customer feedback

Phase IV – Full Scale Manufacturing and Marketing

Full scale manufacturing and marketing of the CAPOS system will be led by UTEK/WES, with consulting from the CAPOS university team, as needed.

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Appendix B—Development Report

When appropriate, indicate estimated start date and finish date for activities.

I.	Date Development Plan Initiated and Time Period Covered by this Report.

II.	Development Report (4-8 paragraphs).

A.	Activities completed since last report including the object and parameters of the development, when initiated, when completed and the results.

B.	Activities currently under investigation, i.e., ongoing activities including object and parameters of such activities, when initiated, and projected date of completion.

III.	Future Development Activities (4-8 paragraphs).

A.	Activities to be undertaken before next report including, but not limited to, the type and object of any studies conducted and their projected starting and completion dates.

B.	Estimated total development time remaining before a product will be commercialized.

IV.	Changes to Initial Development Plan (2-4 paragraphs).

A.	Reasons for change.

B.	Variables that may cause additional changes.

V.	Items to be Provided if Applicable:

A.	Information relating to Licensed Products that has become publicly available, e.g., published articles, competing products, patents, etc.

B.	Development work being performed by third parties, other than Licensee, to include name of third party, reasons for use of third party, planned future uses of third parties including reasons why and type of work.

C.	Update of competitive information trends in industry, government compliance (if applicable) and market plan.

D.	Information and copies of relevant materials evidencing the status of any patent applications or other protection relating to Licensed Products or the Licensed Patents.

PLEASE SEND DEVELOPMENT REPORTS TO:

University of Florida Research Foundation, Inc.

Attn: Director

308 Walker Hall

P.O. Box 115500

Gainesville, FL 32611-5500

Facsimile: 352-392-6600

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Appendix C—UFRF Royalty Report

Licensee:

Agreement No.:

Inventor:

P#:     P                                                                                              Period Covered:    From:     /    /2            Through:     /    /2

Prepared By

Date:                                                                      Approved By:

If license covers several major product lines, please prepare a separate report for each line. Then combine all product lines into a summary report.

Report Type:	☐	Single Product Line Report:

	☐	Multiproduct Summary Report. Page 1 of Pages

	☐	Product Line Detail. Line: Tradename: Page:

Report Currency:	☐	U. S. Dollars ☐ Other

	Unit Sales	Gross $$ Sales	* Less: Allowances	Net $$ Sales	Royalty Rate	Period Royalty Amount
Country						This Year	Last Year

U.S.A.

Canada

Europe:

Japan

Other:

TOTAL:

Total Royalty:                                  Conversion Rate:                                  Royalty in U.S. Dollars:   $

The following royalty forecast is non-binding and for UFRF’s internal planning purposes only:

Royalty Forecast Under This Agreement: Next Quarter:                     Q2:                     Q3:                     Q4:

* On a separate page, please indicate the reasons for returns or other adjustments if significant.

Also note any unusual occurrences that affected royalty amounts during this period.

To assist UFRF's forecasting, please comment on any significant expected trends in sales volume.

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Appendix D—Milestones

1. By July 1, 2008, Licensee will have a first sale of Licensed Product.

2. By July 1, 2009, Licensee will reach annual Net Sales of at least $500,000.

3. By July 1, 2010, Licensee will reach annual Net Sales of at least $1,500,000.

4. By July 1, 2011, Licensee will reach annual Net Sales of at least $3,000,000.

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(EXHIBIT A—2)

AGREEMENT

NO. 07-037025

THIS AGREEMENT is made and entered into by and between Pure Air Technologies, Inc. (hereinafter called “Sponsor”), and the Arizona Board of Regents for and on behalf of Arizona State University (hereinafter called “ASU”).

WHEREAS Sponsor desires that ASU perform certain services as described in the scope of work attached hereto and incorporated herein as Exhibit A, and ASU desires to perform such services upon and subject to the terms and conditions hereinafter set forth.

NOW, THEREFORE, the parties agree as follows:

ARTICLE I. SCOPE OF WORK. ASU shall use all reasonable efforts to perform the services and deliver any reports or other items specified in Exhibit A attached hereto.

ARTICLE II. PROJECT DIRECTOR. ASU shall provide Associate Research Professor Jean Andino, of the Department of Civil and Environmental Engineering, as Project Director for work under this Agreement.

ARTICLE III. PERIOD OF PERFORMANCE. This Agreement shall begin on October 1, 2006 and shall terminate on September 30, 2007. This Agreement may be modified or extended at any time by mutual written consent of both parties.

ARTICLE IV. SPECIAL PROVISIONS.

Compensation. Compensation shall be paid up-front. Sponsor shall pay to ASU within thirty (30) days of the execution of this Agreement the amount of $231,709 for ASU’s services hereunder. Sponsor shall remit not less than one hundred percent (100%) of the total contract price upon execution by both parties of this Agreement to be used as a reserve throughout the performance of this effort. There is no remaining amount of the contract price due under this Agreement and no other monies shall be paid nor invoices shall be sent from ASU for the duration of the period of performance of the contract. If this payment is not received within thirty (30) days of the execution of this Agreement, this Agreement shall become null and void.

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1.	Publications. Sponsor recognizes that under ASU policy the results of work performed under this Agreement must be publishable and agrees that ASU and its employees and students engaged in work under this Agreement shall be free to present at symposia or professional meetings, and to publish in journals, theses or dissertations, or otherwise of their own choosing, methods and results of the work performed under this Agreement. Upon written request by Sponsor, copies of proposed manuscripts will be furnished to Sponsor for review prior to publication. In no event will ASU delay publication for more than thirty (30) days from date of submittal of manuscript for Sponsor review.

2.	Notices. All notices under this Agreement given by either party to the other shall be in writing and shall be sent by U.S. Postal Service, first class, facsimile or e-mail. Addresses are as follows:

For ASU:	Office for Research &	Attn: Karina Ortega
	Sponsored Projects Admin.	e-mail: karina.ortega@asu.edu
	Arizona State University	cc: Jean Andino
	P.O. Box 873503	Dept. Civil & Environmental Engineering
Tempe, Arizona 85287-3503

	Phone: 480-965-0273	Fax: 480-965-2455

For AzTE:	General Counsel	Attn: Romy Schlecht
	Arizona Technology Enterprises, LLC.	e-mail: romy@azte.com
699 South Mill Avenue
Suite 601, Room 691AA
Tempe, Arizona 85281

	Phone: (480) 727-8697	Fax: 480-965-0421

For Sponsor:	President
Pure Air Technologies, Inc.
2109 E. Palm Avenue
Tampa, FL 33605
Phone: (813) 754-4330
Fax: (813) 754-2383

4.	Intellectual Property.

a) GENERAL. Subject to any obligations to the United States Government pursuant to the provisions of 35 U.S.C. sections 200-212 and applicable regulations of Chapter 37 of the Code of Federal Regulations:

1) Intellectual property resulting from the performance of the Project and created solely by legal inventors or authors who are ASU employees will be owned by ASU (“ASU IP”) through Arizona Technology Enterprises, LLC (“AzTE”).

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2) Intellectual property resulting from the performance of the Project and created solely by legal inventors or authors who are Sponsor’s employees will be owned by Sponsor (“Sponsor IP”).

3) Intellectual property resulting from the performance of the Project and created jointly by legal inventors who are ASU’s employees and Sponsor’s employees will be owned jointly by ASU, through AzTE, and Sponsor (“Joint IP”).

b) PATENT APPLICATIONS. Patent applications will be filed by AzTE on behalf of ASU on ASU IP and Joint IP. Sponsor may, at any time, request AzTE to file a patent application on ASU IP or Joint IP.

1) If such a request is made, Sponsor agrees to reimburse AzTE for all patent costs plus a 15% patent administration charge.

2) In addition, Sponsor has the right to review all filings and office actions related to the patent applications, provided, however, that in an emergency when immediate action is needed to protect ASU IP or Joint IP, documents may be filed prior to review by the Sponsor and in such event, telephone or facsimile notice shall be given promptly by AzTE or AzTE’s counsel of such action.

3) AzTE will use reasonable efforts to avoid emergency situations in cases where they have control over the timing of steps involved in protecting ASU IP or Joint IP.

c) OPTION. In consideration of Sponsor’s support of this Project and to the extent that AzTE has a right to grant such license, Sponsor shall be entitled to an option to negotiate a royalty-bearing license to ASU IP and/or ASU’s interest in Joint IP, so long as Sponsor agrees to reimburse AzTE for all patent costs plus a 15% patent administration charge during the term of the option. Failure to reimburse AzTE’s patent costs plus a 15% patent administration charge will result in termination of the option.

1) Sponsor must exercise the option in writing to AzTE within thirty (30) days of AzTE’s written notification to Sponsor of any invention/discovery or within thirty (30) days of the termination of the Project, whichever occurs sooner.

2) A license must be negotiated in good faith within three (3) months of Sponsor’s

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written notification that it wishes to exercise the option. Said license shall contain reasonable terms that are standard in the industry for the ASU IP and/or ASU’s interest in Joint IP, shall require diligent performance by Sponsor for the timely commercial development and marketing of such ASU IP and/or ASU’s interest in Joint IP, and shall include Sponsor’s obligation to reimburse AzTE’s patent costs plus a 15% patent administration charge for all inventions subject to the license.

d) DISCLOSURE. Sponsor shall retain all invention disclosures submitted by ASU or AzTE in confidence and use its reasonable efforts to prevent disclosure to third parties. Sponsor shall be relieved of this obligation only when this information becomes publicly available through no fault of Sponsor.

5.	Confidentiality. Sponsor and ASU may choose, from time to time, in connection with work contemplated under this Agreement, to disclose proprietary or confidential information to each other (Confidential Information). All such disclosures must be in writing and marked as Confidential Information. The Parties will use reasonable efforts to prevent the disclosure to unauthorized third parties of any Confidential Information of the other Party and will use such information only for the purposes of this Agreement, and for three (3) years after the termination of this Agreement; provided that the receiving Party’s obligations hereunder shall not apply to information that:

A. is already in the receiving Party’s possession at the time of disclosure; or,

B. is or later becomes part of the public domain through no fault of the receiving Party; or,

C. is received from a third party with no duty of confidentiality to the disclosing party; or,

D. was developed independently by the receiving party prior to disclosure; or,

E. is required to be disclosed by law or regulation.

Any information that is transmitted orally or visually, in order to be protected hereunder, shall be identified as such by the disclosing party at the time of disclosure, and identified in writing to the receiving party, as Confidential Information, within thirty (30) days after such oral or visual disclosure. ASU shall retain the right to refuse acceptance of such Confidential Information which is not required for the purposes of this agreement.

ARTICLE V. GENERAL PROVISIONS.

1.	Entire Agreement. This Agreement embodies the entire understanding of the parties and supersedes any other agreement or understanding between the parties relating to the subject matter. The parties agree that should any part of this Agreement be held to be invalid or void, the remainder of the Agreement shall remain in full force and effect and shall be binding upon the parties.

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2.	Waivers. No waiver, amendment or modification of this Agreement shall be valid or binding unless written and signed by the parties. Waiver by either party of any breach or default of any clause of this Agreement by the other party shall not operate as a waiver of any previous or future default or breach of the same or different clause of this Agreement.

3.	Assignment. Neither party may assign any rights hereunder without the express, written, prior consent of both parties.

4.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Arizona.

5.	Cancellation for Nonappropriations. The parties recognize that performance by ASU depends upon appropriation of funds by the State Legislature of Arizona. If the Legislature fails to appropriate the necessary funds, or if ASU’s appropriation is reduced during the fiscal year, ASU may reduce the scope of this Agreement if appropriate or cancel this Agreement without further duty or obligation. ASU agrees to notify Sponsor as soon as reasonably possible after ASU knows of the loss of funds.

6.	Conflict of Interest. This Agreement is subject to the provisions of A.R.S. 38-511. The State of Arizona may cancel this Agreement if any person significantly involved in negotiating, drafting, securing or obtaining this Agreement for or on behalf of the Arizona Board of Regents becomes an employee in any capacity of any other party or a consultant to any other party with reference to the subject matter of this Agreement while the Agreement or any extension thereof is in effect.

7.	Independent Contractor. ASU is an independent contractor and shall be free to exercise its discretion and independent judgment as to the method and means of performance of its work hereunder. ASU employees shall not be considered employees of Sponsor, and neither ASU nor Sponsor personnel will, by virtue of this Agreement, be entitled or eligible, by reason of this agreement, to participate in any benefits or privileges given or extended by the other party to its employees.

8.	Termination. Either party may at any time terminate this Agreement by giving the other party not less than thirty (30) days prior written notice. In the event this Agreement is canceled by Sponsor, Sponsor shall remain responsible for payment to ASU for all work performed through the date of termination and for reimbursement to ASU of all non-cancelable commitments incurred in the conduct of the research. Non-cancelable commitments shall include employment commitments to ASU personnel through the end of the semester following any such termination by Sponsor. In the event ASU terminates this Agreement any unused funds from the advance will be returned.

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9.	Dispute Resolution. In the event of any dispute, claim, question, or disagreement arising from or relating to this agreement or the breach thereof, the parties hereto shall use their reasonable efforts to settle the dispute, claim, question, or disagreement. To this effect, they shall consult and negotiate with each other in good faith and, recognizing their mutual interests, attempt to reach a just and equitable solution satisfactory to both parties. Notice is provided of Sections 12-1518 and 12-133, Arizona Revised Statues.

10.	Insurance. ASU maintains general liability insurance and worker’s compensation coverage as required by state law and pertinent federal laws and regulations under the State of Arizona Risk Management Plan.

11.	Liability. Any other provision of this Agreement to the contrary notwithstanding, the parties acknowledge that Arizona State University is a public institution and any indemnification or hold harmless provision provided by the University is limited as required by State law, including without limitation Article 9, Section 7 of the Arizona Constitution and 35-154 and 41-621, Arizona Revised Statutes. The University’s liability under any claim for indemnification is limited to claims for property damage, personal injury, death, or copyright or patent infringement damages caused by acts or omissions of University employees or students.

12.	Nondiscrimination. The parties agree to comply with all applicable state and federal laws, rules, regulations and executive orders governing equal employment opportunity, immigration, nondiscrimination, including the Americans with Disabilities Act, and affirmative action.

13.	News Release. Sponsor may not use the name of ASU in news releases, publicity, advertising, or other promotion, without the prior written consent of ASU, except for documents used for internal consumption by Sponsor.

14.	Service Marks and Trademarks. Neither party shall use any service marks, trademarks, logos or other marks of the other party without the express written approval of the other party. The use of any marks must comply with the owner ‘s requirements, including using the “circle R” indication of a registered trademark.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by its duly authorized representatives on the respective dates entered below. AZTE is signing with respect to paragraph 4 only. Any modifications which do not impact the terms and conditions of paragraph 4 do not require AZTE signature.

Initials

ARIZONA BOARD OF REGENTS, FOR AND ON BEHALF OF ARIZONA STATE UNIVERSITY		Pure Air Technologies, Inc.

By:	/S/ Judy Harris	By:	/S/ Joel Edelson
	For Cheryl L. Conover	Name	Joel Edelson
	Director	Title	President
Research Administration

Date:	September 20, 2006	Date:	October 9, 2006

AZTE

By:	/S/ Jason S. Atu

Initials